FOR IMMEDIATE RELEASE                                    Monday, March 31, 2003
(No.2003-03-05)


         CARMANAH TECHNOLOGIES CLOSES $1.48 MILLION PRIVATE PLACEMENT

VANCOUVER,   BRITISH   COLUMBIA  -  MARCH  31,  2003  -  CARMANAH  TECHNOLOGIES
CORPORATION (TSX VE: CMH)  (the  "Corporation")  is  pleased  to announce that, further to the Corporation's news release of February 25, 2003,  it  has closed the private placement of 2,000,000 common shares of the Corporation at  a price of  $0.74  per  share, for gross proceeds of $1,480,000.  The securities issued carry with them a  four  month  "hold  period" from the date of issuance of the common shares.

Carmanah Management Corp. of 1175 Douglas Street, Suite 1212, Victoria, BC, V8W
2B1 acquired ownership and control of 775,000  common shares of the Corporation
through  the  private  placement,  representing  approximately   3.4%   of  the
Corporation's  issued  and  outstanding shares.  Currently, Carmanah Management
Corp.  owns  or controls 6,051,783  common  shares  of  the  Corporation.   The
principals of  Carmanah  Management  Corp. are Dr. David Green, the founder and
Chairman of the Corporation, and his wife.   Carmanah Management Corp. does not
presently  have  any  intention  of acquiring any  further  securities  of  the
Corporation.

ABOUT CARMANAH TECHNOLOGIES INC.

Carmanah is an award winning alternative energy manufacturer specializing in patented, proprietary solar-powered LED lighting solutions for the marine, transit, roadway and railway markets. The company has more than 50,000 units installed in 110 countries. The shares of Carmanah Technologies Corporation
(parent company) are publicly traded on the TSX Venture Exchange under the symbol "CMH" and on the Berlin and Frankfurt Stock Exchanges under the symbol
"QCX".  For further information, please visit www.carmanah.com.

On Behalf of the Board of Directors
CARMANAH TECHNOLOGIES CORPORATION

" Praveen Varshney "

PRAVEEN VARSHNEY, DIRECTOR


For further information, please contact:

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CORPORATE CONTACT:             MEDIA CONTACT:       INVESTOR RELATIONS CONTACT:
Mr. Praveen Varshney, Director Mr. David Davies     Vanguard Shareholder Solutions
Tel:  (604) 629-0264           Tel:  (250) 382-4332 Tel:  (604) 608-0824
Toll-Free:  1-866-629-0264     ddavies@carmanah.com Toll-Free:  1-866-801-0777
investors@carmanah.com                              vanguard@carmanah.com
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


This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are described under the caption "Note Regarding Forward-looking Statements" and "Key Information - Risk Factors" and elsewhere in our Annual Report for the fiscal year ended December 31, 2001, as filed with the U.S. Securities and Exchange Commission and which are incorporated herein by reference. These risks and uncertainties are also described under the caption "Risk Factors" in our Annual Information Form dated December 31, 2001, as filed with the British Columbia Securities Commission and which are incorporated herein by reference. We do not assume any obligation to update the forward-looking information contained in this press release.
        SUITE 1304-925 WEST GEORGIA ST., VANCOUVER, BC   CANADA   V6C 3L2
 PHONE: (604) 629-0264  TOLL FREE: 1-866-629-0264  FAX: (604) 682-4768   E-MAIL:
                              INVESTORS@CARMANAH.COM